Exhibit (c)(8)

Discussion Materials May 14, 2022

These materials have been prepared by Evercore Group L.L.C. (“Evercore”) for Hartree Partners, LP (“Hartree” or the “Company”) to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Evercore. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the management of the Company and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Company. These materials were compiled on a confidential basis for use of the Company in evaluating the potential transaction described herein and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein.

Our Understanding of Key Differences Between Valuation Approaches 1 Evercore and Jefferies have spent considerable time comparing notes on valuation approaches and methodology – our understanding of key differences are outlined below 1. Calculation of EBITDA and Treatment of Working Capital Facility Interest/Inventory Costs and Canadian Income Taxes Evercore’s approach is to calculate EBITDA by including (i) interest expense associated with the working capital facility and (ii) Canadian taxes Borrowings on Sprague’s working capital facility are the cost of carrying inventory for Sprague’s marketing business and should be treated as a reduction in margin as opposed to being treated as long-term financing Sprague’s Canadian operations are treated as corporations for Canadian tax purposes and dividends from the Partnership’s Canadian entities are subject to withholding taxes resulting in a reduction in cash flow available to Sprague from those operations to fund US obligations Jefferies’ approach is to exclude these two items as part of EBITDA calculation Given differences in how EBITDA is being calculated by advisors, the recommended resolution is to evaluate implied offer metrics on a Distributable Free Cash Flow Yield basis—this is a widely accepted and indisputable approach to evaluate both Hartree’s Proposals and the Conflicts Committee Counterproposals 2. Growth Opportunities Identified by Management, but Not Included in Sprague Management’s Long-term Forecast Sprague Management was asked by Jefferies to put forward independent EBITDA and capital expenditure forecasts for the five opportunities that were mentioned in prior Board materials Sprague Management, prior to Jefferies’ request, did not have forecasts for these opportunities given their preliminary nature, and such forecasts were only constructed once requested The projections for each of the different growth projects were independent in nature and were never integrated with Sprague Management’s forecast for the broader business Since these projections were assembled in February, the viability of these opportunities have changed, with many of these opportunities (i) not being actionable, (ii) extremely pre-mature or (iii) no longer viable due to low return expectations 1 2

I. Calculation of EBITDA and Treatment of Working Capital Facility Interest / Inventory Costs and Canadian Income Taxes 1

Comparison of Approaches 2 ($ in millions) 1. Metrics based on 5-year average estimates from 5-Year Management Case (February 2022) forecast included in data room Despite differences in approach for how EBITDA can be calculated, the metrics that are comparable between both approaches and are widely accepted are the “Distributable Cash Flow” metrics Financial Metrics in Millions1 Evercore Approach Jefferies Approach Normalized EBITDA $111.7 $111.7 Less: Working Capital Facility Interest (15.0) -- Less: Canadian Taxes (5.4) -- Adjusted EBITDA $91.3 $111.7 Less: Working Capital Facility Interest Included Above (15.0) Less: Canadian Taxes Included Above (5.4) Less: Acquisition Facility Interest (13.7) (13.7) Less: Maintenance Capex (14.1) (14.1) Less: Carbo Note Repayment ($3.8mm/yr through 2026) (3.8) (3.8) Distributable Cash Flow $59.7 $59.7 Distributions to LPs at Current Level ($1.74/unit, per year) (45.5) (45.5) Excess Cash $14.2 $14.2 Different approaches on including/excluding Working Capital Interest and Canadian Taxes yield different EBITDA metrics and ultimately, the calculation of EBITDA Multiples Despite different approaches to calculate EBITDA, the calculation of Distributable Cash Flow is widely accepted and comparable

Distributable Cash Flow Yield at Relevant Offer Prices

($ in millions, except per unit amounts)

The implied distributable cash flow yields for Sprague at Hartree's most recent offer of $18.00 per common unit reflects (i) an extremely attractive distributable cash flow yield vs. comparable companies and (ii) a significant premium to Sprague's common unit price

		Hartree Offers			Conflicts Committee Counteroffers		
Financial Metrics in Millions		**$16.50**	**$17.00**	**$18.00**	**$20.25**	**$20.85**	**$23.80**
Offer Price ($/Common Unit)		$16.50	$17.00	$18.00	$20.25	$20.85	$23.80
Unit Count		26.2	26.2	26.2	26.2	26.2	26.2
Equity Value	**[A]**	**$432.9**	**$446.0**	**$472.2**	**$531.2**	**$547.0**	**$624.4**
Distributable Cash Flow[1]	**[B]**	**$59.7**	**$59.7**	**$59.7**	**$59.7**	**$59.7**	**$59.7**
Distributable Cash Flow Yield	**[B] / [A]**	**13.8%**	**13.4%**	**12.6%**	**11.2%**	**10.9%**	**9.6%**
Premium to Original Offer	*[$16.50]*	*--*	*3.0%*	*9.1%*	*22.7%*	*26.4%*	*44.2%*
Premium to January 10 Px[2]	*[$14.93]*	*10.6%*	*13.9%*	*20.6%*	*35.7%*	*39.7%*	*59.5%*
Premium to 30-day VWAP[2]	*[$13.47]*	*22.5%*	*26.2%*	*33.6%*	*50.3%*	*54.85*	*76.7%*
Premium to Current Unit Px[3]	*[$15.41]*	*7.1%*	*10.3%*	*16.8%*	*31.4%*	*35.3%*	*54.4%*

Hartree's Most Recent Offer of $18.00 per Unit reflects a 12.6% Distributable Cash Flow Yield and a Significant Premium to Sprague's Current and Common Unit Price Prior to Hartree's Original Offer on January 11, 2022

1. Refer to prior page
2. January 10, 2022 was day preceding Hartree's original offer for Sprague. 30-day VWAP reflects the volume-weighted average price of the Sprague's common units over the last 30 calendar days through January 10, 2022
3. Trading price as of close on May 12, 2022

EVERCORE

3

Hartree

Implied Distributable Cash Flow Yield vs. Comparable Companies

Hartree's most recent offer at $18.00 per common unit has an implied distributable cash flow yield that is far below nearly every one of its peers


Sprague
Refined Fuel Marketing Comps
Storage Comps
Diversified
Most comparable peer to Sprague
12.6%
17.0%
14.7%
16.3%
10.7%
22.2%
19.2%
19.3%
21.1%
Sprague (HT Offer at $18/Unit)
Global Partners
Sunoco
Holly Energy Partners
Magellan Midstream Partners
NuStar Energy
PBF Logistics
Plains All American
Energy Transfer

Note: FactSet as of 5/13/22

EVERCORE
4
Hartree

Implied Premium vs. Precedent Buy-In Transactions (30-Day VWAP) 5 Hartree’s $18.00 per unit offer implies a 33.6% premium, which is above average for cash-for-unit MLP take-privates 33.6% 46.8% 35.6% 22.7% 9.8% 22.9% 32.0% 8.6% 11.9% SRLP Ergon / Blueknight Landmark Dividend / Landmark Infrastructure Blackstone Infrastructure / Tallgrass Brookfield / Teekay IFM / Buckeye ArcLight / American ArcLight / TransMontaigne Valero Energy Corp. / Valero Energy Partners Note: Includes cash-for-Unit/Stock transactions only Median Premium: 22.8% Average Premium: 23.8%

II. Growth Opportunities Identified by Management, but Not Included in Sprague Management’s Long-term Forecast 2

Sprague Management Forecast Has Limited Capital Available for Growth

($ in millions)

Per Sprague Management's forecast, the excess cash that is available for growth averages ~$14 million per annum, not $24 million (i.e., the full value of cash savings from the distribution cut announced in 3Q 2021)

1. **Per Sprague management forecast, the excess cash that is available for growth averages ~$14 million per annum**

Financial Metrics in Millions[1]	Evercore Approach	Jefferies Approach
Distributable Cash Flow	**$59.7**	**$59.7**
Distributions to LPs at Current Level *($1.74/unit, per year)*	(45.5)	(45.5)
Excess Cash	**$14.2**	**$14.2**

2. **Per Sprague and Hartree discussions with lead financing bank, in a situation whereby Sprague's $377 million acquisition facility is converted into a term loan (which would require debt amortization) no excess cash will be available for growth**

In Millions	Debt Amortization		Cash Available for Growth *(No Change to Current Distribution Policy)*
Acquisition Facility – Outstanding	**$377.0**		
Illustrative 0% Annual Amortization	$0	➡	*$14.2mm Available for Growth (Status Quo)*
Illustrative 5% Annual Amortization	($18.8)	➡	*$(4.6)mm Available for Growth*
Illustrative 10% Annual Amortization	($37.7)	➡	*$(23.5)mm Available for Growth*
Illustrative 15% Annual Amortization	($56.6)	➡	*$(42.4)mm Available for Growth*

Note: Refer to prior page for additional details
1, Metrics based on 5-year average estimates from 5-Year Management Case (February 2022) forecast included in data room

EVERCORE
6
Hartree

Sprague Management was asked by Jefferies to put forward independent EBITDA and capital expenditure forecasts for the five opportunities that were mentioned in prior Board materials Solar Windmill Staging Bio-Refinery / RNG at Everett, MA Wood Pellets Approved Oil Sprague Management, prior to Jefferies’ request, did not have forecasts for these opportunities given their preliminary nature, and such forecasts were only constructed once requested The projections for each of the different growth projects were independent in nature and were never integrated with Sprague Management’s forecast for the broader business Since these projections were assembled in February, the viability of these opportunities have changed, with many of these opportunities (i) not being actionable, (ii) extremely pre-mature or (iii) no longer viable due to low return expectations Hartree’s Understanding of the Growth Project Forecasts 7 The Sprague Management forecast did not include growth projects for valid reasons—the growth projects that Jefferies requested independent EBITDA forecasts for are very preliminary in nature, many of which are no longer viable opportunities and/or are extremely long-dated (i.e., beyond 2026) 1 2 3 4 5

Hartree’s Understanding of the Growth Project Forecasts 8 Capital Expenditures EBITDA Hartree Commentary Solar $41.7mm Between 2022-2024 (Pre-Federal/ Tax Incentives) $0.7mm scaling to $24.5mm Two businesses are included in Solar projections: 1. Installation of solar on Sprague Tanks Sprague’s first solar project was structured as a lease and generated minimal value for Sprague (~$300k NPV at Management’s 12% discount rate) Sprague is not able to realize tax benefits given MLP nature and thus the projections are incorrect in this respect, as they assume that Sprague will realize these tax benefits Going forward, the projections utilize a capital expenditure assumption of $1.60 per watt Dave Long/Jay Leduc have received recent estimates that cost is approximately $2.60 to $2.75 per watt given higher installation costs resulting from inflation Excluding the tax incentives, the unlevered returns to Sprague have decreased from 13.5% (at $1.60 per watt assumption) to 5.1% ($2.60 per watt assumption) Sprague’s phase II solar project at Albany has now decreased to 5.4%, excluding federal tax incentives (including tax benefits, the returns are still only 9.0%) 2. Creation of EPC Business to Install Solar on 3rd Party Tanks No business plan or market research has been put together by Sprague management on creating a 3rd party EPC business The projections are an exponential growth curve of selling EPC services to third parties based on unverified (i) margin assumptions, (ii) operating cost/headcount assumptions or (iii) understanding of value proposition / sizing of market Given that Sprague economics on solar panel projects have decreased significantly, the economics / value proposition to 3rd parties can be assumed to also have decreased substantially Sprague has educated multiple peers, who have been contacting solar panel manufacturer directly, eliminating any potential knowledge advantage 1

Hartree’s Understanding of the Growth Project Forecasts 9 Capital Expenditures EBITDA Hartree Commentary Windmill Staging $30.0mm in 2027 ~$5.0mm Extremely preliminary in nature, as it is unknown how, when, or to what extent, offshore wind will be incorporated into Maine’s power future Sprague does not have assurance that its facilities will be used as a staging site for any potential projects Unclear as to the capital requirements required for this opportunity, if it materializes Bio-refinery / RNG at Everett, MA $10.0mm in 2027 ~$3.5mm Everett site has recently been rezoned and thus cannot be used for purposes of bio-refining and RNG production—no longer an opportunity Wood Pellets $35.0mm in 2027 ~$7.5mm Hartree is unclear as to the genesis of this project/opportunity Opportunity is improbable as no discussions are currently ongoing Approved Oil $90.0mm in 2027 ~$20.0mm + $5.0mm of synergies Large uncertainty still exists as Sprague is waiting on initial diligence materials and quality of earnings analysis, which has still yet to be completed Approved has gone silent in recent weeks and has stalled on providing information for the quality of earnings analysis Approved only has a lease until 2024, and therefore has no fuel delivery business beyond this period Large gap remains on value and cash flow generation of the business, presenting further transaction risk If deal was not to get consummated and Approved lost its lease in 2024, Sprague could get uplift on wholesale margins in the Bronx as Approved Oil would no longer be able to service their wholesale customers (but would likely keep their residential customers) Total ~$206.7mm ~$66mm by 2028 2 3 4 5

III. Key Takeaways 3

Despite differences in approach between Advisors on how to calculate EBITDA, “Distributable Cash Flow” is a widely accepted and indisputable metric that can be compared to public comparable companies The implied Distributable Cash Flow yield of Hartree’s most recent $18.00 per Common Unit Offer (i.e., 12.6%) is far below the yield of nearly every peer of Sprague Hartree’s $18.00 per unit offer implies a 33.6% premium, which is above average for cash-for-unit MLP take-privates Sprague Management’s forecast only assumes $14 million per year of excess cash for growth purposes Sprague Management’s forecast did not include growth projects for valid reasons—the $205+ million of growth projects that Jefferies requested independent EBITDA forecasts for are preliminary in nature, many of which are no longer viable opportunities and/or are extremely long-dated (i.e., beyond 2026) Hartree believes that Sprague will continue to face headwinds in the near- and long-term: Long-term demand for heating oil, Sprague’s primary business, is negative Business will face operating expense and SG&A inflationary pressures Steep backwardation of market creates potential losses for holding inventory in-tank (as can currently be seen with Kildair’s inventory). So far Sprague NH has managed hedges extraordinarily well and margins are holding up to compensate Increase in interest rates will result in higher borrowing costs for Working Capital and Acquisition Facility The future of Sprague’s Acquisition Facility is uncertain—a conversion of this facility to a Term Loan that requires debt amortization will significantly reduce any excess cash available for growth, or perhaps even for distributions to limited partners Key Takeaways 10